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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT
                              --------------------

                          RAGEN MACKENZIE INCORPORATED

                                  MARK MCCLURE

     This Agreement dated as of the effective date indicated on the signature page hereto, is between Ragen MacKenzie Incorporated, a corporation organized under the laws of the state of Washington ("RMI") and Mark McClure ("Broker").

     1.  Employment.  Broker will join RMI on June 16, 1994, and will be
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employed as a registered representative of RMI in accordance with the rules and regulations of the New York Stock Exchange, Inc. During Broker's employment, Broker shall serve RMI faithfully and to the best of his ability under the direction of the Executive Committee of RMI, devoting substantially all of his working time, attention, and energies to the business of RMI. Broker shall not engage in any other business activity (except the management of personal investments which in the aggregate do not interfere with the performance of Broker's duties hereunder), without first obtaining the written consent of RMI.

     2.  Registration.  Upon employment, Broker will promptly complete all
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application papers necessary in order to be admitted as a registered representative of RMI in accordance with the rules and regulations of the New York Stock Exchange, Inc., any other self-regulatory organization, or any state having jurisdiction over the business activities of Broker or RMI. Broker shall become a registered representative of RMI upon completion of all required filings and upon receipt of all required approvals and licenses.

     3.  Term.  Commencing on the effective date indicated on the signature page
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hereto, this Agreement shall continue for so long as Broker is employed by RMI, except those sections which specifically state that they shall be effective following Broker's termination of employment.

     4.  Vested Stock Options.  Broker shall be granted the options to purchase
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authorized but unissued common stock of RMI, par value $0.01 (the "Stock"), subject to the terms and conditions of the attached Incentive Stock Option Letter Agreement and the Ragen MacKenzie Incorporated 1993 Stock Option Plan. Purchase of the Stock upon exercise of the options shall be contingent upon Broker's execution of the Subscription Agreement and Shareholders Agreement attached hereto as Attachments A and B respectively. In connection with the purchase of the Stock, Broker knows that the Stock has not been registered under either federal or state securities laws, and
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Broker represents and warrants that Broker is purchasing such Stock for investment for Broker's own account and not on behalf of any other person, nor with a view to, or for resale or other distribution of the Stock. Broker also understands that RMI is under no obligation and has no intention to register the Stock or take any actions as to make available exemptions from the registration requirements of the state and federal securities laws and that the Stock cannot be sold or otherwise distributed in the absence of an exemption from such registration requirements. Broker also acknowledges that Attachments A and B hereto contain rights of first refusal with respect to sales of such Stock and other transfer restrictions, and Broker agrees to abide by such restrictions. Broker agrees to cooperate fully with RMI and to provide any information which may be necessary to enable RMI to qualify for applicable exemptions from registration requirements with respect to the sale of the Stock to Broker hereunder.

     5.  Contingent Options.  Broker shall also be granted further options to
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purchase authorized but unissued common stock of RMI, par value $0.01, subject to the terms and conditions of the attached Agreement to Grant Stock Option.

     6.  Disclosure of Information and Retention of Records.  Broker agrees that
         --------------------------------------------------
he shall not at any time, either during his tenure as a registered representative or employee or after such tenure, divulge to any person, firm or corporation, any nonpublic information received by him concerning RMI's customers, clients, and accounts (other than accounts directly serviced by Broker), or the business or financial aspects of RMI or its business. The parties agree that monetary damages are not adequate to compensate RMI for a breach of this section and that injunctive relief shall be available to RMI.

     7.  Compensation.  As compensation for Broker's services hereunder, and,
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contingent upon Broker's continued employment hereunder, Broker shall be paid the following amounts:

          a) During the first six months of Broker's employment (ending as of the end of December 16, 1994), Broker shall be paid $17,333 per month. At RMI's option, such amount may be paid as of the end of each month, or prepaid in one or more lump sum payments. During the first six months of Broker's employment (ending as of the end of the December, 1994 commission month), Broker shall be paid 40% of Broker's aggregate gross commissions in excess of $130,000 generated during such six month period. Such payment shall be made as of the end of each month after such level of aggregate gross commissions has been exceeded until the end of the sixth month of Broker's employment.

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          b)  Thereafter, during each fiscal year of RMI (ending September 30),
     Broker shall be paid monthly the percentages ("Pay-Out Rate") of gross commissions generated during such month in accordance with the then current RMI commission schedule. The commission schedule set forth below is current as of the effective date of this agreement but may be altered from time to time by RMI in accordance with changes generally made applicable to retail representatives. For fiscal years 1994 and 1995, Broker's initial Pay-Out Rate shall be 40%. The initial Pay-Out Rate during any subsequent fiscal year shall be based on the level of Broker's gross commissions for the immediately prior full fiscal year.


Gross Commissions
Year to Date or
Prior Fiscal Year
Whichever is Greater                       Pay-Out Rate
--------------------                       ------------
Less than $125,000                             25%

$125,000 - $150,000                    30% retroactive to
                                    beginning of fiscal year

$150,000 - $175,000                    35% retroactive to
                                    beginning of fiscal year

Greater than $175,000                  40% retroactive to
                                    beginning of fiscal year

          c) Broker shall be involved in management efforts at the Corporation, and shall be directed in those efforts by John MacKenzie. Broker shall also be additionally compensated so long as he is actively involved in management efforts at the Corporation, as follows:

               1) For the first twelve months, ending June 16, 1995, Broker will commit 20%-25% of his time to management efforts, and shall be compensated at a rate of $50,000 per year.

               2) For the second twelve months, ending June 16, 1996, Broker will commit 40%-50% of his time to management efforts, and shall be compensated at a rate of $100,000 per year.

               3) For the third twelve months, ending June 16, 1997, Broker will commit 60%-75 % of his time to management efforts, and shall be compensated at a rate of $150,000 per year.

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               4)  After June 16, 1997, Broker will commit 75%-80% of his time to management efforts, and shall be compensated at a rate of $200,000 per year.

               The above payments do not preclude the possibility of a bonus for management services.

     8.  Indemnification.  RMI shall indemnify Broker and hold him harmless from
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any claim, judgment, order, award, or other damages, including reasonable attorneys' fees incurred by Broker as the result of any suit or arbitration proceeding initiated by Kidder Peabody ("Former Employer") or any affiliate thereof in connection with Broker's termination of employment with Former Employer and assuming duties with RMI, provided however, that RMI shall not be liable for payment of any outstanding indebtedness or other obligation owing to Former Employer by Broker which does not arise as a result of Broker's termination of employment with Former Employer. Therefore RMI will not be liable for the repayment to Former Employer of advances, bonuses, "up front" money or incentives of any kind paid to Broker by Former Employer, or for sums arising out of claims by customers of the Former Employer for the period their account was with the Former Employer. Broker's damages, in the event of any injunctive decree against Broker, shall be limited to the payment monthly, for a period not to exceed six (6) months, of the compensation described in Section 7 hereof. In the event such a proceeding is initiated against Broker, RMI shall assume, through its counsel, the defense of such action and shall be liable for all fees, costs, and awards incurred in connection with said proceedings.

     Broker may, at his own expense, also engage counsel of his own choosing to work with RMI's counsel in furthering Broker's defense, provided, that Broker's counsel shall not control Broker's defense without the written approval of RMI, which approval may provide, among other things, that RMI's obligation to indemnify and hold Broker harmless under this paragraph shall terminate.

     9.  Termination.  RMI may terminate Broker's employment at any time without
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notice upon the good faith determination by the Executive Committee of RMI that
Broker should be terminated for "cause". Cause shall include a material breach of any obligation created by this Agreement; failure to become approved or termination of any such approval by the New York Stock Exchange or any other exchange or securities association of which RMI is a member, if such approval is required; or gross misconduct, theft, fraud, criminal conduct, any conduct that is actually or potentially harmful to RMI or its reputation, or failure by Broker to meet reasonable performance standards as may be set by the Executive Committee from time to time. If Broker's employment is terminated under this Section, RMI's compensation

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obligation to Broker and all other obligations of either party to the other under this Agreement (except those as set forth herein which state they shall survive the termination of this Agreement) shall terminate as of the last day of the month in which termination occurs.

     10.  Miscellaneous.
          -------------

          a. This Agreement and all documents executed and delivered hereunder shall be deemed to be contracts under the laws of the state of Washington and for all purposes shall be construed in accordance with such laws.

          b. Except as otherwise expressly provided in this Agreement, all communications, requests, consents, and other notices provided for in this Agreement shall be in writing and shall be deemed given if mailed by certified or registered mail, postage prepaid, addressed as follows:

          (i) If to RMI, to Ragen MacKenzie Incorporated, 999 Third Avenue, Suite 4300, Seattle, Washington 98104, Attention: Robert J. Mortell, Jr.

          (ii) If to Broker, to the business address of Broker as shown on the records of RMI.

          Notwithstanding the foregoing provisions of this Section, so long as Broker is employed by RMI, any such communication, request, consent, or other notice shall be deemed given if delivered as follows: If to RMI, by hand delivery to any member of the Executive Committee; if to Broker, by hand delivery to him.

          c. This Agreement describes the entire compensation promised the Broker and supersedes any prior oral or written agreement.

          d. This Agreement encompasses the entire contract between Broker and RMI and supersedes any prior oral or written agreement. No provision of this Agreement shall be altered, amended, revoked, or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation, or waiver. Except as herein provided to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors, and assigns.

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          DATED AND EFFECTIVE as of the 16th day of June, 1994.

     RAGEN MACKENZIE INCORPORATED,            BROKER:
     A Washington Corporation:

     __________________________               _________________________
     Robert J. Mortell, Jr.                   Mark McClure
     Secretary and Chief Financial Officer

                   ADDENDUM TO THE EMPLOYMENT AGREEMENT OF
                                 MARK MCCLURE

     This addendum dated as of the effective date indicated below, is between Ragen MacKenzie Incorporated, a corporation organized under the laws of the state of Washington ("RMI") and Mark McClure ("Broker"). Subsection (c) of the section entitled "Compensation" in the Employment agreement between RMI and
                  ------------
Broker dated June 16, 1994 is hereby entirely revoked and nullified. In substitution for that subsection, the following is hereby agreed between RMI and Broker.

               c) Broker shall be involved in management efforts at the Corporation, and shall be directed in those efforts by Stan Freimuth. Broker shall also be additionally compensated so long as he is actively involved in management efforts at the Corporation, as follows:

                    1) For the first twelve months, ending June 16, 1995, Broker will commit 20% -25 % of his time to management efforts, and shall be compensated at a rate of $50,000 per year.

                    2) For the second twelve months, ending June 16, 1996, Broker will commit 40%-50% of his time to management efforts, and shall be compensated at a rate of $100,000 per year.

                    3) For the period from June 17, 1996 to September 30, 1996, Broker will commit 60% -75% of his time to management efforts, and shall be compensated at a rate of $150,000 per year.

                    4) For the period from October 1, 1996 to September 30, 1997, Broker will commit 60 -75% of his time to management efforts and shall be compensated at the rate of $100,000 per year and be entitled to a $50,000 draw versus the Executive Committee management bonus he may receive on September 30, 1997.

                    5) After October 1, 1997, Broker will commit 75%-80% of his time to management efforts, and shall be compensated at a rate of $100,000 per year, without any draw versus a possible future Executive Committee management bonus.

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                    The above payments neither preclude nor guarantee the
                    possibility of a bonus for management services.

          DATED AND EFFECTIVE as of the 3rd day of June, 1997.

     RAGEN MACKENZIE INCORPORATED
     A Washington Corporation            BROKER:

     ______________________________      ___________________________
     Robert J. Mortell, Jr.              Mark McClure (Broker)
     President

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